KIRKLAND’S THIRD QUARTER 2010 CONFERENCE CALL

Moderator: Robert Alderson
November 19, 2010
11:15 am CT

Operator:
Welcome to the third quarter 2010 conference call for Kirkland’s Incorporated. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star 0.

As a reminder, this conference is being recorded Friday, November 19, 2010. I would now like to turn the conference over to Tripp Sullivan with Corporate Communications. Please go ahead.
Tripp Sullivan:
Thank you. Good morning and welcome to this Kirkland’s Incorporated Conference Call to review the company’s results for the third quarter of fiscal 2010. On the call this morning are Robert Alderson, President and Chief
Executive Officer and Mike Madden, Senior Vice President and Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities
Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange
Commission including the company’s annual report on Form 10-K filed on April 15, 2010. With that said, I’ll turn the call over to you Robert.

Robert Alderson:
Thanks Tripp. Good morning everyone. We appreciate you joining us today. The third quarter represented a continuation of the sales trends we experienced in the second quarter and merchandise margin pressure materialized as we anticipated.

Comparable store sales declined 2.4% and earnings per share were 11 cents. We remain in a very solid financial position ending the quarter with a cash balance of $58.8 million and no debt.

I’ll provide some additional thoughts on current trends and how we’re responding in a moment. For now I’ll turn it over to Mike Madden, our CFO who will walk you through the third quarter results and our financial position.
Mike.

Michael Madden:
Thank you Robert and good morning everybody. For the third quarter ended October 30, 2010 we reported net income of $2.3 million or 11 cents per diluted share versus adjusted net income of $4.6 million or 23 cents per diluted share in the prior year.

Net sales were $92.7 million, a 0.4% increase versus $92.4 million in the prior year quarter. Comparable store sales decreased 2.4%. Average store sales were up 1%. The comp sales decrease was the result of a 4% decline in the average ticket comprised of equal declines in the average unit retail and items per transaction. The average ticket decline was partially offset by a 1.6% increase in transactions. The increase in transactions was due to a
6% increase in customer traffic count partially offset b y a decline in the conversion rate.

Comp sales results were relatively consistent across the country featuring stronger sales performance in Florida and California and weaker results in Texas and the Gulf Coast region. Merchandise categories showing comp increases were fall/seasonal, floral, alternative wall décor, gifts, furniture and outdoor living.

These increases were offset by declines in art, decorative accessories, candles and accessories, frames, textiles and lamps. In real estate we opened 15 stores and closed five stores during the quarter. At the end of the quarter we operated 296 stores — 235 of these stores or 79% were in off-mall venues and 61 stores or 21% were in enclosed malls.

At the end of the quarter we had $1,874,524 square feet under lease, a 6% increase from the prior year. The average store size was 6333 square feet as compared to 5984 square feet last year. Gross profit margin for the third quarter decreased 223 basis points to 38.8% of sales from 41.1% in the prior year.

The components of reported gross profit margin were as follows. First, merchandise margin decreased 291 basis points as a percentage of sales. The decrease in merchandise margin was largely the result of higher inbound freight costs which negatively impacted the margin by approximately 200 basis points. Additionally, merchandise margin declined as a result of an increase in markdowns during the quarter as compared to the prior year.

Second, store occupancy costs decreased 77 basis points as a percentage of sales. This decline resulted primarily from rent reductions achieved in various store lease renewals and extensions, the closure of underperforming stores and our continued shift to less costly but more productive off-model real estate.

Third, outbound freight cost increased ten basis points as a percentage of sales reflecting deleverage combined with initial freight costs associated with new store openings.
And lastly, central distribution costs decreased one basis point as a percentage of sales.

Operating expenses for the quarter were $29.1 million or 31.4% of sales as compared to 28 — or $26.8 million or
29% of sales for the prior year quarter. We held a full store managers’ meeting in August for the first time in several years. The cost of this meeting accounted for 49 basis points of the total year over year increase in operating expenses as a percentage of sales.

Stock compensation charges increased 45 basis points as the result of an increase in the valuations associated with stock option and restricted stock grants made during the last two fiscal years.

The increase in new store activity during the quarter accounted for 17 basis points of the year-over-year increase as the result of pre-opening activities occurring without the benefit of a full quarter’s worth of sales.

The remainder of the year-over-year increase in the expense ratio relates to increases in marketing expenses, credit and debit card charges and deleverage caused by the decrease in comparable store sales.

Deprecation decreased 43 basis points as a percentage of sales reflecting the reduction in capital expenditures during 2008 and 2009 — the relative decline in the store count and the impact of lease extensions for store locations in which the majority of the fixed assets had already been fully depreciated.

This year’s increase in capital expenditures relates primarily to new store openings which were backend loaded and information technology projects that are in various stages of development. As a result the increase — this increase in activity is not fully impacting the depreciation line as of yet.

Operating income for the third quarter was $3.8 million or 4.1% of sales compared to $7.6 million or 8.3% of sales in the prior year quarter. Income tax expense of $1.5 million or 39.9% of pretax income versus income tax expense of $2.1 million or 27.2% of pretax income recorded in the prior year quarter.

As we’ve discussed repeatedly, the reported tax rate of each quarter in the prior year reflected the reversal of a portion of our valuation allowance that had been established against our deferred tax assets in prior periods.
This valuation allowance was completely reversed by the end of 2009.

We believe that expressing net income and earnings per share for periods in fiscal 2009 using normalized tax rates provides better comparability and judging out performance in fiscal ’10 and in future periods. Excluding these adjustments we would’ve reported net income of $4.6 million or 23 cents per diluted share for the third quarter of fiscal 2009.

For purposes of future comparisons, we’ll continue to reconcile reported earnings-per-share figures for ’09 to earnings-per-share figures that would’ve been reported excluding the impact of this reversal evaluation allowance.

Turning over to the balance sheet and the cash flow statement — total inventories at October 30, 2010 were $56.9 million compared to $53.7 million in the prior year quarter, an increase of 6% which corresponds with the increase in our store square footage.

We plan to end the fiscal year 2010 with inventory levels in the range of $44 million to $46 million which would be approximately 12% to 16% higher than the prior year reflecting the increase in our store count and in our square footage.

At the end of the third quarter, which represents the period of peak working capital need, we had $58.8 million in cash on hand, an increase of $21.8 million over the prior year. No borrowings were outstanding under our revolving line of credit nor do we expect any borrowings for the foreseeable future.

For the first three quarters of the year, capital expenditures were $17.8 million, primarily related to new store construction and ongoing information technology projects. Of the total capital expenditures for the year-to-date period, $11.3 million related to new store construction, $4.7 million related to information technology projects and $1.8 million related to normal maintenance items.

The final item I’ll cover before turning it back over to Robert is to provide an update on our fourth quarter and full year outlook. For the full year fiscal 2010, we now expect to open 38 stores, consistent with our previous guidance of 35 to 40 stores. We opened 28 stores during the first three quarters of the year and anticipate the remaining 10 openings to occur prior to Christmas holiday.

We have opened five stores during the month of November and we anticipate an additional two openings prior to
Black Friday and three openings prior to Christmas. We closed 11 stores during the first three quarters and estimate five to eight additional closings during the fourth quarter.

We have moderated our projections for the full year based on current sales trends and current visibility.
Therefore, for the full year fiscal 2010, our top line expectations are for total sales to increase 2% to 4% over fiscal 2009. This level of sales increase would imply a mid to high single-digit decrease in comparable store sales for the fourth quarter.

For our new store openings, we continue to see strong results. Early results suggest that the class of 2010 stores are performing at the level we experienced with the class of 18 stores that were opened in fiscal 2009. At the end of the current fiscal year our store count should be around 300, an 8% increase in store units from where we started this year. We are targeting net store growth in the range of 10% for fiscal ‘11, representing square footage growth of approximately 15%.

For the fourth quarter, we expect gross profit margin percentage to decline versus the prior year due to the impact of higher freight costs and a higher markdown rate reflective of a more promotional environment.

Additionally, with our sales expectations, we would expect deleverage in each of the other components of cost of sales, occupancy, outbound freight, and central distribution costs. The level of the overall decline in gross profit margin will depend heavily on holiday sales trends, but currently we would expect that decline to range between 350 basis points and 450 basis points.

This level of decline assumes an impact from higher inbound freight costs on par with what we experienced during the third quarter or about 200 basis points. The remainder of the margin decline is expected to be driven by deleverage and a higher markdown rate due to a more proportional holiday season.

Assuming a slight decline in both operating ex — or excuse me, assuming a slight increase in both operating expenses and depreciation versus the prior year and a tax rate of 39%, we would expect to report earnings of 66 cents to 70 cents per diluted share for the fourth quarter.

This level of earnings performance for the fourth quarter would yield full year earnings in the range of $1.25 to
$1.29 per diluted share. Full-year operating margin would decline by 100 basis points to 150 basis points versus fiscal 2009.

From a cash flow standpoint, we still expect to generate positive cash flow in 2010 and fully fund our new store growth and information technology projects through cash flow generated from operations. Year-end cash balances are estimated to be in the range of $85 million.

Capital expenditures are currently anticipated to range between $24 million and $26 million in 2010 before landlord construction allowances for new stores. We expect these landlord constructions allowances to total approximately $9.6 million for our 38 fiscal 2010 real estate deals.

I’ll now turn it back over to Robert for his remarks.
Robert Alderson:
Thanks, Mike. Third quarter was challenging as we expected. We beat Q3 2009 slightly in gross sales while operating slightly fewer stores. While and profitable in historical terms for Kirkland’s as our second best third quarter in our public company history, we failed to match the sales productivity earnings from 2009, a year in which we set the bar very high on earnings and sales.

Two thousand nine was exceptional because we had great sales momentum coming off a recovery year in 2008, a year ahead of most retailers who were only just recovering last year. We are confronting both our strong 2009 numbers and a consumer that I would suggest remains somewhat price selective and conservative in their spending habits largely due it would seem to prolonged economic uncertainty and the lack of progress of recovery in the job and housing markets.

Our customers have benefited us greatly with their (traffic and attention). We struggled to take advantage and add market share recording a negative 2.4 comp versus a prior year quarter which featured an 11.3 comp in a great merchandise margin aided by historically low inbound freight rates.

The real story of this quarter’s earnings performance revolves around merchandise margin results. In our last call we carefully described and opined about the effect of markedly higher inbound freight rates on our merchandise margin.

We also suggested that we expected the economic environment would be competitive and might require a higher level of discounting. As Mike noted, we did experience a 291 basis point drop in merchandise margin with 2/3 of that deficit being attributable to inbound freight increases.

Beyond freight, sales and margin deficits begin and end of merchandise performance. Our customers told us with their spending that our offering was not quite as compelling in Q3 as in the prior year quarter. During the quarter we saw positive comp performance in furniture, alternative wall décor, floral and our fall seasonal assortment. We had outstanding above plan performance in both sales and margins from our Halloween and harvest offering after increasing net buy from the prior year.

Christmas seasonal has started more slowly this year than last but has accelerated recently. Our major merchandise concern for the third quarter was the very important art category. Framed image group struggled in both gross sales and margin versus the prior year. We have been addressing this shortfall with corrections that we believe will provide the basis for better performance downstream and adjusted our inventory plans accordingly.

Also of note, the very strong 2009 personalization or monogram trend in gift, textile and housewares moderated somewhat during the quarter. We do not have any inventory risk arising out of this particular development as we anticipated its waning importance. Despite the comp sale shortfall we managed inventories very well and were on plan at quarter’s end.

Merchandise marginal product ship to sell during Q4 should be equally as affected by inbound container costs as the product we sold in Q3. However, very recently announced rate changes would suggest slight to moderate decreases in container rates and less effect on merchandise margin into the first half of 2011 as rates normalize with respect to pre-2009 levels. Our initial markup on product continues to be relatively stable which is good news with respect to merchandise margin prospects.

A weaker dollar and rising commodity prices have not as yet appreciably affected our first cost but that situation may change by mid to late 2011 and we will watch it carefully. Currently, we’ve passed the period of risk on seasonal product deliveries and do not anticipate sustaining dislocations of this sort experienced earlier this year.

We have tough quarter-over-quarter financial performance comparisons into at least mid 2011. Also, we understand, we’re operating in an environment with slow but jobless growth in the economy likely through 2011. So we’re looking very critically at both composition of our merchandise offering and the level of in-store service to help us accelerate sales momentum.

We’re working to improve the level of service with increased efforts in visual merchandising acuity and customer engagement in our stores. We’ve recently made key vice president level hires in store operations and in visual merchandising to support those efforts. We’re renewing our focus in merchandising to add fresh and different product and to expand and add some merchandise classes.

We look forward to additional opportunities in our retail stores as we introduced some different product with the benefit of experience gained from our new ecommerce store where we are focusing on new and discrete products.

Our real estate openings continue to flow on schedule. We have 32 of the group opened today and expect all 38 new stores to be opened during the fiscal year. The remaining six stores are currently under construction. We expect all 38 will be opened prior to Christmas and 35 opened by Thanksgiving weekend. We expect not more than 19 stores to close for the year with several closing in the last week of the fiscal year.

While not open a full year, the 2010 class is producing a sales run rate comparable to that of the highly successful 2009 class. We’ll talk a bit more about the size of the 2011 class during next quarter’s call. It is worthy of note that we’ll return to net store growth by the end of this fourth quarter after contracting the store base for three years.

In-market relocations and new market insertions continue to perform about the same and in the case of relocations, significantly better than the old store. We currently project that the smaller footprint mall store group will shrink to approximately 15 to 20 stores by the end of 2012 depending on location availability.
Relocations will continue to focus on both the mall stores and smaller off-mall stores leased into 2003 to 2006 time period.

The new larger off-mall stores continued to significantly outperform the smaller mall and off-mall stores in both sales and profitability. We expect the footprint of new stores continue to increase on average and provide us increased opportunity to add merchandise categories and additional classes and broader selections within existing categories. We expect landlord contributions to our new store deals for next year will continue at a similar rate to that received in 2008 through 2010.

We continue to find an adequate number of available and acceptable locations and prudent deals to sustain our growth plans for the foreseeable future. As promised earlier in the year, we launched our direct-to-consumer ecommerce business just before the end of Q3 with a new platform and a limited number of items.

We expect to be selling less than 1000 discrete items for the balance of this year, with increases targeted in
2011 as we carefully expand our capability and endeavor to provide a high level of service and satisfaction to our customers in this new channel.

We’ll talk about goals for the Internet operation more definitively early next year as we gain experience and competence. We do not have as much momentum in sales and merchandise performance entering Q4 of this year as in
2009 and expect consumer sentiment to remain somewhat cautious.

A level of retail inventories, in general, seems to be higher than last year with most retailers fully recovered and some sense of more confidence and predictability in the consumer’s inclination to spend during this holiday season. Therefore, we have seen and continue to expect promotional discounting be at the core of the holiday seasonal strategy for most retailers. We’re prepared to compete for the customer’s retention within our product range.

We cannot control many of the events that affect us, but we can and will stay focused on the goal of becoming a more consistent performer over the long term, that’s best done for us by an intense focus on merchandise value and newness and inventory productivity and control.

We’re disappointed by the quarter’s comp decline but continue to be excited by Kirkland’s and (its story), which features strong earnings, return to organic store growth and the long-term benefit of a highly improved store base and a more productive store footprint.

We continue to generate cash and build the strength of our balance sheet. We’re excited about adding our second retail channel and what it, plus our total technology makeover and new marketing efforts, means to the company’s long-term prospects. We’re fully committed to devoting the requisite time, talent and money to build a consistent and continued highly profitable enterprise.

Thank you for interest and we’re prepared to take questions, operator.
Tripp Sullivan:	Operator? Yes, we’re ready for questions, operator. Operator? Brad, if you’re there go ahead. Hello, operator?
Man:	We’re still (unintelligible).
Tripp Sullivan:	Operator, do we have a question?
Man:	How many do we have in the queue?
Tripp Sullivan:	Brad — right now.
Operator:	Ladies and gentlemen, this is the operator. I do apologize for the technical difficulty. We will now proceed with the question and answer session.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You’ll hear a three-tone prompt to acknowledge your request. If you question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. And if you’re using a speakerphone, please lift your handset before entering your request. One moment please for our first question.

And our first question comes from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed.
Brad Thomas:	Good morning, Robert, Mike and Tripp. How are you guys?
Robert Alderson:	Good morning Brad.
Michael Madden:	Good morning Brad.
Brad Thomas:
I wanted to just ask a little bit more about the sales trends during the quarter and your guidance as we think about the fourth quarter. I think if we look a little closer to guidance on a two-year rate and a three-year rate, it implies trends staying consistent sequentially to potentially slowing down a little bit more. Could you just talk a little bit more about what you saw during the quarter and how you’re thinking about the pace of sales for the fourth quarter?

Robert Alderson:
I think it’s a little early. You know, Brad, I think we’re obligated by what we see to call out what we think the trends are at the moment. I will say that we’ve seen sales improve during the month of November each week but we’re not deeply enough into the quarter and we’re certainly not passed the really important weekend next weekend to call something different than what we’ve seen early.

I will say that October was the weakest month than the third quarter. And I think that combined with the fairly slow start in early part of November has caused us to be somewhat cautious.
Brad Thomas:
Okay. Could you talk a little bit more about the inventory composition? It seems like you’ve done a good job of managing it relative to where it was at the end of the last quarter. How are you feeling about inventory as we head towards Black Friday here?

Robert Alderson:
I think we’re well positioned. I said I thought we were in a position to compete for the customers’ attention within our product categories. Obviously, Black Friday has, and that weekend, in very recent years has come to be dominated a bit by electronics and telecommunications and products like that, the flat screen TV. And we’ll probably see a lot of promotions on electronic books and iPads and other things like that over the weekend.

But in our product range, we will be well positioned to compete for the customers’ attention. I don’t believe that we have any concern about where our inventories are. There are a few things that we will receive as we go through this season. But as I mentioned, we don’t have any receipt risk at a consequence.

Michael Madden:
And Brad, we did come in with inventory levels at the lower end of the range. We’ve provided even — I think we did a pretty good job managing also in the second quarter. We just had some early deliveries associated with our efforts to head off what we feared would be delays of seasonal product coming in because we saw some of that in the second quarter. So, we try to get ahead of that and that’s why you saw maybe a little bit elevated level coming into Q3.

Brad Thomas:
Okay. And then just lastly, as we think the store opening plans for 2011, could you just give us a little bit of sense of where you are in terms of lease signings of locations that you found and how we should about think about the cadence of openings next year if it’s weighted by a particular quarter or anything like that?

Robert Alderson:
We always try to frontload the openings obviously and we’re hopeful right now that we’ll be better distributed across the first two quarters than we were this year. It’s really not very good to have six or eight stores opening around Thanksgiving and between Thanksgiving and Christmas. We try to avoid that if possible but we can’t control when we get space turned over to us sometimes. It’s just how many things happen.

So we always endeavored to frontload as opposed to backload. We’ll say a lot more about next year’s plan, but I think you can expect that it will be not less — we won’t plan less new store openings than we did this year and we’ll give you some — and we’ve set a target for square footage and unit growth. So I think those should give you some pretty good indication of where we’re going.

In terms of how we’re doing with that, we are actively leasing in 2011 right now and we have a number of deals that are out there. We have a few signings, but that will accelerate dramatically after the first of the year.
Real estate goes in somewhat of a shutdown at this time of the year and we’re scrambling pretty fast to close out as many things as we can before the holiday shutdown or a slowdown occurs. We are okay in terms of 2011 right now. I am okay with where we are.

Brad Thomas:	Great. Thank you Robert and wish you all the best for this holiday season.
Michael Madden:	Thanks Brad.
Robert Alderson:	Thank you. We appreciate it.
Operator:	Thank you. And our next question comes from the line of (Alex Furman) with Piper Jaffray. Please proceed.

(Alex Furman): Thank you. Curious to hear about your new store performance. It sounds like new stores for 2010 are performing in line with 2009. How do the rents for the stores in 2010 compared to the new stores in ‘09? And how much was the 2009 class up above 2008 levels?

Michael Madden: Well, Alex, we only opened three stores in 2008. So that probably — that comparison is probably not as relevant. The rents have been consistent I would say with ‘09. The store size is slightly bigger maybe about 1000 feet on average. Our store class this year is going to look more like 8500 on average, whereas the class of ’10 — or excuse me, ‘09 was 7600. And what was the other part of your question again?

(Alex Furman): I guess that was pretty much it there. So that consistency with the new store productivity, is that per store or per foot for 2010 over 2009?

Michael Madden: Per store.

(Alex Furman): Okay. And then, you know, I guess switching gears to holiday here. You know, what kind of promotions are you guys going to be running, I guess specifically for Black Friday?

Robert Alderson:
We’ll have probably six to eight door busters as they come
to be called. We call them special promotions. And then
we’ll have a group of other products throughout different
categories that we’ll have special incentives on for the
weekend.

We tend to not focus on loss leaders. We tend to buy product at full margin and bring it in for those events and we have
ample room to promote where we need to. We’ll have a few
items that we’ll have only for the weekend and probably into the earlier part of the next week then they’ll be gone. So
there will be some scarcity on those which we like to
encourage.

So, you know, we feel pretty good about how we’re
positioned. I think everybody learns a little bit every year about how do manage that weekend. It’s very unusual. It
changed a lot about four or five years ago and I think we’ve all learned something about it.

And I think that the customer gets out very early, looks for the deals that they really want in the electronic stuff and
we tend to seeing a little bit later in the day on Friday
and then we’ll see them somewhat later in the day on
Saturday but we’re continuing to get our share. We had a
great Thanksgiving weekend last year and a strong in the
year before. So we anticipate that again.

(Alex Furman): That’s very helpful. Thank you. And then, you know, lastly just thinking bigger picture here. You know, if I remember correctly last quarter on your call, you said that the customer is being very sensitive to price and it sounds like this quarter when you’re talking about your margin declines it was more freight was the culprit and then on the merchandise end, there might have been some, you know, just not having the right merchandise in the stores seems to be main call out. Are you no longer seeing that the customer is as sensitive to price or is that been moderating somewhat?

Robert Alderson:
I think we still see it. I think we have items that we do — for example, we do a deal-of-the-day promotion. And you see an item that the day before you sold a 100 across the whole company and you sell 800 that day which tells you that the customer pays attention when you pull the product out, put a special price on it and give them a message to call that out. And we do that in myriad of ways not only do we do it in store but we do it on our
Internet and then also for email.

So, you know, we try to get the message to them and they do react. And so I think clearly time after time after time when we do anything special in one-day sales whether its product bought for promotion or something that’s been a slower seller and we price it differently and call it, it works.

(Alex Furman):	Great. Well thanks a lot for your response and good luck in Q4.
Michael Madden:	Thanks.
Robert Alderson:	Thank you. We appreciate it, (Alex).
Operator:	Thank you. And our next question comes from the line of David Magee with SunTrust Robinson Humphrey. Please proceed.
David Magee:	Yeah. Hi. Good morning, guys.
Michael Madden:	Hey, David.
Robert Alderson:	Good morning, David.
David Magee:	Just a few questions, please. One, how is the class of 2009, how is the class of stores comping at this point? Is it a number that makes any sense at this point?
Michael Madden:	Not yet David. We’ve got a 13-month comp window and that eliminates the partial month when it opened as well. So, we just don’t have enough in the base for enough time for us to really call that out.
David Magee:	The — with regard to your fourth quarter comp guidance, what sort of traffic number are you assuming within that? Are you assuming the traffic stays, you know, mid-singles?
Michael Madden:	Maybe slightly up, David, low-singles.
David Magee:
Okay. When you look at the categories that had been affected this — in the last quarter or so, you know, I think you called out art and candles and decorative accessories, is there any competition out there that you can see that might be doing a better job in those categories that might taking share?

Robert Alderson:
You know, I don’t think really think it’s a competitive issue. Certainly, if you look at it this year versus last year, a lot of our competitors have new product in store and are doing very well in their comparisons to recovery year. And I would say that we would be somewhat remiss if we weren’t looking at that.

I think — for example, in our — I think our misses in art have been really the way that we’ve handled it as opposed to something where it’s competitively affected. In dec and candles we are really — in the candle business it’s really about candleholders and it tends to be about style more than it tends to be about wax and programs where most of our competitors operate in that category.

On the dec side that’s really a style issue and newness I think maybe we stayed a bit too long with a few other things that we’ve been doing. So, you know, I think that’s self-inflicted and not particularly competitive, but I can assure you we’re looking all the time as everybody does.

David Magee:
When you all had the store manager meeting in August, I’m sure you got some feedback from those folks in terms of what could be done better. Would you say everybody is on the same page right now with regard to opportunities out there to improve the sell-through?

Robert Alderson:
Yeah. I think so. I think what we are trying to do, you know, stores always have — they always have suggestions about product and we listen. And we try to take a look at that from a 10,000-foot view to make sure that that’s not an isolated one-off store situation that might be affected by inventory or placement or size of store or level of traffic or any of the number of factors that should affect one store or a handful of stores.

So we try to keep some balance about the feedback that we get. We certainly listen to it and we solicit it. So in terms of us being in concert with stores, I think what we are trying to do is give stores better earlier direction, reduce their work load and flow things better to them both not only product but in terms of direction and information to help them better utilize the labor and to be more effective in how our store looks to improve as I said the visual acuity of the stores.

So I think a store meeting is a good thing to do. It cost us some money. But we had introduced brand new store leadership at the top as well as a lot of changes in the district level. And we had announced a lot of changes in terms of accountability and responsibility and what we expected of people. And we had introduced a lot of changes in the way that we flowed freight to stores and things that we were doing off hours as opposed to during time the store was open.

You know, we had not had a meeting since 2004. So it was sort of an opportunity for us to instruct, introduce, bond and reinforce with the new management group that we have. We have a brand new SVP that took over in January and we just added a brand new VP of Operations about four or five weeks ago. And, you know, we’re excited about the direction that’s going. I think it’s going to be a very positive change.

David Magee:	Thanks Robert. And I guess lastly, Mike, on the systems side can you remind us what you’re working on now and does this add some risk in terms of the pace of the — improving the sell-through?
Michael Madden:
What we’re working on now, I think we’ve said in the script there, we went live with our e-com a few weeks ago.
So that was a big project that was completed this year. We’re also in the midst of a POS upgrade, which will roll out early next year. We’re in a pilot. And we’re in the midst of merchandising effort to rollout new software in that area of the business. But that’s underway and in implementation phase. We won’t go live with that until next year.

So those were the three main, in addition to a financial system upgrade that we’re doing that goes at the beginning of next year. So we’re busy, but we’re making a lot of progress in these projects. And I — you know, we’re managing it pretty well from my end. I mean it is a major undertaking but we’ve hired people to help us with all of that and we’re trying to manage our time very well.

David Magee:	Great. Thank you guys and good luck here.
Robert Alderson:	Thank you David.
Operator:	Thank you. And as a final reminder, that’s 1, 4 to ask a question. And our next question comes from the line of John Pulliam with Vela Capital. Please proceed.
John Pulliam:	Good morning and thank you for taking my call.
Robert Alderson:	Sure.
John Pulliam:
In the past few months, the inflation outlook in China seems to have risen considerably, a well known problem even today. The Asian economist, Marc Faber, said on Bloomberg he expects up to 10% inflation. The concern is I think it’s ongoing, about labor costs and how that could impact you business. Do you have any plans of trying to find additional (supplier) in the (upside of) China either by shifting more to India or other parts of Asia? Or is this something that is really impacting your segment of the market?

Robert Alderson:
We said in our remarks that so far we had not seen any major impact on our first cost and that would be with respect to product that will be arriving in the balance of the fourth quarter for sale in the first quarter of
2011. I think — but I did insert the caution that it’s something that we’re watching carefully and we think it could impact first cost sometime in next year assuming that trends continue and that would be not only what’s happening in China but the delivery program of devaluing the dollar and the rise in commodity prices.

So, I think it’s something that everybody is looking at. In terms of being able to shift production in the short term, that’s not something that I think honestly that we can do very successfully. I think those are one-off opportunities. We are constantly looking to expand our vendor base and when you do that you have to expand the vendor base to a very reliable source. And if China is not one thing, it is reliable in terms — typically reliable in terms of quality and the timeliness of delivery. And it’s a very experienced manufacturing base.

So I expect that’s going to be a little bit slow for not only Kirkland’s but others but we’re looking. There -
obvious places are otherwise in Asia and then to look in Europe and then Mexico and Central America and other places. But we don’t find the same reliability when we’ve worked outside of China. So we have to be careful about
it. I think we’ll continue to look at it.

I don’t know what the Chinese are going to do with their currency but they’ve controlled appreciation against the dollar very nicely so far to our great benefit. And I think they are going to continue to work with major U.S.
retailers in the same way that they are right now recognizing that it’s in their best interest to continue business.

So with that, that’s about all I think I can say about it right now. I don’t have any more visibility than that.
John Pulliam:	All right. Thanks and have good luck in the fourth quarter.
Robert Alderson:	Thank you, sir. We appreciate it.
Operator:	Thank you. And our next question comes from the line of Nathan Edgerly with Morehead Capital. Please proceed.
Nathan Edgerly:	Hey there guys. Just a few quick modeling clean-up questions. Average transaction, dollar amount, where are we this quarter?
Michael Madden:	We don’t give that out but it’s — we’ve said in the past it’s in the mid 30-range.
Man:	(Unintelligible).
Michael Madden:	But the change year over year was down 4%.
Nathan Edgerly:	That’s very helpful. I had just not seen that mid-30 number.
Michael Madden:	Okay.
Nathan Edgerly:	Do you have any expectations for inventory for the fourth quarter? You know, where you think it will come into fourth quarter with inventory levels?
Michael Madden:
In our script we said between $44 million and $46 million by the end of the quarter, that equates to 12% to 16%
increase over the prior year. But remember that we will end the year with about 8% more, 8% to 10% depending on how it flows out (or) stores and those stores are larger. So the 12% to 16% more or less corresponds with the square footage increase that we’ll have by the end of the year.

Nathan Edgerly:	Got you. So it is pretty level on a square footage basis?
Michael Madden:	Yes.
Nathan Edgerly:
From the valuation perspective, when we’re looking out there today, obviously the stock market is a volatile beast but it looks today like you guys are trading somewhere in the three times EBITDA number. With the amount of cash you’ve got on your balance sheet, has the board talked at all about, you know, buying your own stocks back wouldn’t be a fantastic use of capital?

Robert Alderson:
It’s a decision that the board — the board looks at those kind of situations every time we meet and we just don’t have any information at this point that I could give about it and if we do, we’ll certainly announce it. So I really can’t say anymore than that.

Nathan Edgerly:	(Unintelligible) throw out one (vote), we’re certainly buying here; see you guys are doing the same thing. Thank you very much and best of luck for the next quarter.
Michael Madden:	Thanks Nathan.
Robert Alderson:	Thanks. We appreciate that advice.
Operator:	Thank you. And there are no further questions at this time. Mr. Alderson, I’ll now turn the conference back to you for closing remarks.
Robert Alderson:	I’d like to thank everybody for joining us today and for your interest in Kirkland’s and we look forward to talking to you next time. Thanks.
Operator:	Thank you. And ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END